UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 23, 2026
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Civeo Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-36246	98-1253716
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Allen Center

333 Clay Street,	Suite 4400

Houston,	Texas	77002
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (713) 510-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value	CVEO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2026, Civeo Corporation (the “Company”) entered into the Amended and Restated Syndicated Facility Agreement (the “A&R Syndicated Facility Agreement”) to amend and restate in its entirety that certain Syndicated Facility Agreement dated as of September 8, 2021, as amended, restated, amended and restated, supplemented or modified from time to time (the “Existing Syndicated Facility Agreement”) among the Company and certain subsidiaries of the Company, as borrowers, the lenders named therein, Royal Bank of Canada, as Administrative Agent, and the other agents party thereto. The A&R Syndicated Facility Agreement amends and restates the Existing Syndicated Facility Agreement to (i) extend the maturity date until April 23, 2030, (ii) upsize the total aggregate revolving loan commitments by $20.0 million, and (iii) provide for other technical changes and amendments.

The A&R Syndicated Facility Agreement provides for a $285.0 million, 4-year revolving credit facility allocated as follows: (A) a $205.0 million senior secured revolving credit facility in favor of the Company, as borrower, (B) a $10.0 million senior secured revolving credit facility in favor of Civeo Management LLC and Civeo USA LLC, each a U.S. subsidiary of the Company, as borrowers, and (C) a $70.0 million senior secured revolving credit facility in favor of Civeo PTY Limited, an Australian subsidiary of the Company, as borrower. Amounts outstanding under the credit facilities bear interest at the adjusted Term SOFR (for U.S. Dollar loans), Term CORRA (for Canadian Dollar loans) or BBSY (for Australian Dollar loans) plus, with respect to each, a margin of 2.50% to 3.75%, or at a base rate plus a margin of 1.50% to 2.75%, in each case based on a ratio of the Company’s total net leverage to EBITDA (as defined in the A&R Syndicated Facility Agreement). The A&R Syndicated Facility Agreement has a maturity date of April 23, 2030, at which point all revolving commitments shall terminate.

The A&R Syndicated Facility Agreement includes (i) restrictions customary for facilities of this type, including covenants that impose restrictions on the Company’s ability to, among other things, borrow funds, dispose of assets, pay dividends, make certain investments and make certain capital expenditures, (ii) a maximum total net leverage ratio covenant, tested quarterly with maximum permitted net leverage of, prior to a qualified debt offering or a permitted issuance of convertible debt, 3.00x, or, following a qualified debt offering or a permitted issuance of convertible debt, 3.50x, and (iii) a maximum senior secured net leverage ratio covenant tested quarterly of 2.50x, commencing with the first quarter ending following a qualified debt offering or a permitted issuance of convertible debt.

Borrowings under the A&R Syndicated Facility Agreement are secured by a pledge of substantially all of our assets and the assets of our subsidiaries subject to customary exceptions. The obligations under the A&R Syndicated Facility Agreement are guaranteed by our significant subsidiaries.

The description of the A&R Syndicated Facility Agreement set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the A&R Syndicated Facility Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description of Document
10.1
Amended and Restated Syndicated Facility Agreement, dated as of April 23, 2026, by and among Civeo Corporation, Civeo Pty Limited, Civeo Management LLC and Civeo USA LLC, as Borrowers, the Lenders named therein, Royal Bank of Canada, as Administrative Agent, U.S. Collateral Agent, Canadian Administrative Agent, Canadian Collateral Agent and an Issuing Bank, RBC Europe Limited, as Australian Administrative Agent and Australian Collateral Agent, and the other parties thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2026

            CIVEO CORPORATION

                    By: /s/ E. Collin Gerry ,
                    Name:    E. Collin Gerry
Title:    Senior Vice President, Chief Financial Officer and Treasurer